Exhibit 10.1

COMMUTATION AGREEMENT

          This Commutation Agreement (“Agreement”) is entered into as of July 25, 2008 (the “Effective Date”) by and between XL Financial Assurance Ltd., a Bermuda exempted company (“XLFA”), and RAM Reinsurance Company Ltd., a Bermuda exempted company (“RAM Re”). XLFA and RAM Re are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

          WHEREAS, the Parties entered into the Amended and Restated Variable Comprehensive Automatic Treaty Retrocession Agreement, dated as of March 4, 2008 (the “Variable Retrocession Agreement”), between XLFA and RAM Re, the Restricted Cession Agreement, dated as of April 19, 2004 (the “Restricted Cession Agreement”), between XLFA and RAM Re and the Master Facultative Retrocession Agreement, effective as of September 15, 2003 (the “Master Retrocession Agreement” and collectively with the Variable Retrocession Agreement and the Restricted Cession Agreement, the “Retrocession Agreements”), between XLFA and RAM Re;

          WHEREAS, the Parties now wish, effective as of the Effective Date, to fully and finally terminate, release, determine and fully and finally settle, commute and extinguish all their respective obligations and liabilities, known and unknown, fixed and contingent, under, arising out of, in connection with and/or pursuant to the Retrocession Agreements; and

          WHEREAS, in connection herewith, the Parties desire to fully and finally settle any and all obligations between them with respect to the Retrocession Agreements.

          NOW, THEREFORE, in consideration of the covenants, conditions, promises and releases contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1.      Consideration. In consideration of the release and discharge set forth in Section 2 below, RAM Re hereby agrees to pay to XLFA the sum of ninety-four million four hundred thousand United States dollars (US$94,400,000.00) (hereinafter referred to as the “Commutation Amount”) by no later than four (4) Business Days after the Effective Date in cash by wire transfer pursuant to the wire transfer instructions set out in Schedule A to this Agreement. XLFA shall accept the Commutation Amount in full, final and complete settlement of any and all amounts due or claimed to be due by RAM Re to XLFA, or any of XLFA’s heirs, administrators, predecessors, successors and assigns, including, but not limited to, any Affiliates of XLFA, relating to, or arising out of, or in any way related to, the Retrocession Agreements, including, without limitation, any and all amounts due or claimed to be due relating to, or arising out of, or in any way related to any policies ceded, or purported to have been ceded, under the Retrocession Agreements (the “Policies”). “Affiliates” means, with respect to either Party, any person or entity that (at the time when the determination is to be made) directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Party. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the voting securities of such Party. “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banking institutions in the Islands of Bermuda are authorized or obligated by law, executive order or government decree to be closed.

          2.     Release. Each of the Parties, on behalf of itself and its Affiliates and their respective agents, representatives, officers, directors, employees, advisors, attorneys and auditors (collectively, “Representatives”), and their respective heirs, administrators, predecessors, successors and assigns and each of them unconditionally releases, acquits and forever discharges the other Party and its Affiliates and their respective Representatives, and their respective heirs, administrators, predecessors, successors and assigns, from and against any and all past, present and future claims, demands, debts, obligations, liabilities, payments, damages, adjustments, executions, offsets, sums of money, accounts, reckonings, bonds, bills, costs, expenses, actions, causes of action, controversies, covenants, contracts, agreements, promises, judgments, and/or losses, of every nature, kind, character, and description whatsoever, whether grounded in law or in equity, in contract, tort, or otherwise (including, without limitation, any claims based on fraud, bad faith, or extra-contractual liabilities), all whether known or unknown, which such Party now owns, holds or has, or at any time heretofore, owned, held or had, or which such Party hereafter can, shall or may own, hold or have against the other Party, and each of them, arising out of, resulting from, or in any way related to the Retrocession Agreements, including, without limitation, the Policies, it being the intent of the Parties that this release shall operate to fully and finally settle and extinguish any and all obligations and liabilities arising out of, resulting from, or in way relating to the Retrocession Agreements, including, without limitation, the Policies.

          3.     No Challenge. Neither Party, nor such Party’s heirs, administrators, predecessors, successors or assigns, including, but not limited to, such Party’s Affiliates, shall challenge or contest the validity or enforceability of this Agreement or any of the provisions herein.

          4.     Representations and Warranties.

                  (a.)      Mutual Representations and Warranties. Each of the Parties expressly severally represents and warrants to the other Party that: (i) such Party is a company, duly organized, validly existing and in good standing under the laws of the Islands of Bermuda; (ii) such Party is duly licensed as an insurance company by the Bermuda Monetary Authority (the “BMA”); (iii) the execution and delivery of, giving effect to, and performance of, such Party’s obligations under this Agreement and the transactions contemplated hereby are fully authorized by such Party, including such Party’s Board of Directors; (iv) the person executing this Agreement on behalf of such Party has the necessary and appropriate authority to do so; (v) this Agreement constitutes a valid and binding obligation of such Party; (vi) such Party derives a substantial economic benefit from this Agreement and the transactions contemplated hereby and will not assert a lack of fair or sufficient consideration for entering into this Agreement; (vii) there are no pending agreements, transactions or negotiations to which such Party is a party that would render this Agreement or any part thereof void, avoidable or unenforceable; (viii) there is no authorization, consent or approval of any government or regulatory authority that is required to make this Agreement valid, enforceable in accordance with its terms and binding upon such Party; (ix) no claim or account being paid or settled hereunder has previously been assigned or transferred to another person or entity; (x) no order has been made or petition presented or other step taken for such Party to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other like office holder under the laws of any jurisdiction whatsoever; (xi) such Party has not made an election to be treated as a United States company pursuant to Section 953(d) of the Internal Revenue Code of 1986, as amended from time to time; (xii) the execution and delivery of, giving effect to, and performance of, such Party’s obligations under this Agreement do not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of such Party or its Affiliates pursuant to, the charter or bye-laws or other organizational document of such Party or its Affiliates or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which such Party or any of its Affiliates is a party or bound or to which such Party’s of any of its Affiliates’ property is subject; and (xiii) the execution and delivery of, giving effect to, and performance of, such Party’s obligations under this Agreement do not contravene, or fail to comply with, any Applicable Laws. “Applicable Laws” means any Bermuda or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Party or any of such Party’s subsidiaries, properties, assets, or to such Party’s Representatives in their capacity as such.

                  (b.)     Representations and Warranties of XLFA.

                  (i)       Save in respect of Merrill Lynch ABS and/or CDO transactions originated by XL Capital Assurance Inc. and retroceded to RAM Re, XLFA expressly represents and warrants to RAM Re that neither XLFA nor XL Capital Assurance Inc. has, as of the Effective Date, executed, or agreed in principle to enter into, any agreement pursuant to which any Policy directly or indirectly insuring, covering or otherwise related to, risks in connection with swaps or other derivative contracts (including, without limitation, credit default swaps and other credit derivatives, options or futures), structured notes, asset backed securities, or collateralized debt obligations will be commuted, restructured or otherwise compromised; and

                  (ii)      XLFA represents and warrants that the written loss reserve information it has provided to RAM Re as at the Effective Date is the same information as the management of XLFA has provided as its loss reserves for the quarter ended June 30, 2008 to its Board of Directors and to its independent auditors as at the Effective Date.

          5.     Covenants. Notwithstanding any other provision in this Agreement to the contrary, XLFA shall obtain from the BMA an order or letter that this Agreement and the transactions contemplated hereby do not violate applicable Bermuda law or regulations and that the BMA approves, or does not disapprove of, this Agreement and the transactions contemplated hereby, and XLFA shall promptly deliver to RAM Re such order, letter or other written evidence prior to the time by which RAM Re shall be obligated to pay to XLFA the Commutation Amount.

          6.     Public Announcements. Neither Party nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent will not be unreasonably withheld, except as either Party reasonably believes is required by Applicable Law or by any listing agreement with a national securities exchange or trading market (and in such case shall use all reasonable efforts to consult the other Party prior to such release or statement). XLFA and RAM Re agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

          7.     Hold Harmless and Indemnification. Each Party shall indemnify and hold harmless the other Party from and against damages, losses, claims (whether or not the other Party is a party to any action or proceeding that gives rise to any indemnification obligation), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature whatsoever, and related costs and expenses (including reasonable attorneys’ fees and disbursements), awarded against or incurred by the other Party arising out of or as a result of (A) any representation or warranty made by a Party hereunder having been untrue or incorrect in any material respect when made or deemed to have been made, or (B) any breach by a Party of any of its covenants, agreements or obligations hereunder.

           8.     Arbitration. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding the termination, performance or breach of this Agreement, or any statutory claims relating hereto, shall be finally settled by arbitration administered by the AIDA Reinsurance and Insurance Arbitration Society (“ARIAS”). The arbitration shall be conducted in accordance with the ARIAS Arbitration Guidelines in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Parties to the arbitration.

                  (a)      The place of arbitration shall be Hamilton, Bermuda.

                  (b)      The arbitration shall be conducted by one (1) arbitrator (the “Arbitrator”), who shall be a disinterested third party with significant experience in reinsurance and commutation transactions or disputes, who is not employed by, a consultant to, or otherwise affiliated with, and has at no time been employed by, a consultant to, or otherwise affiliated with, either Party or their respective Affiliates. The Parties shall appoint the Arbitrator within thirty (30) days following the transmittal of written demand of either Party to arbitrate any dispute arbitrable under this Agreement. If the Parties hereto shall fail to appoint an arbitrator, as herein provided, within thirty (30) days following the transmittal of written demand of either Party to arbitrate any dispute arbitrable under this Agreement, then the President of the ARIAS shall appoint the Arbitrator. The Arbitrator will not be bound by formal rules of legal procedure.

                  (c)      The award rendered by the Arbitrator shall be final and binding on the Parties to the arbitration. The award shall be rendered by the Arbitrator in the form of a written reasoned opinion, and shall not be appealable to the Arbitrator nor in a court of law. In no event shall any award include special, indirect, consequential or punitive damages. Judgment on the award may be entered in any court of competent jurisdiction.

                  (d)      To initiate arbitration, a Party shall send a notice demanding arbitration to the other Party.

                  (e)      After a notice demanding arbitration is received and the Arbitrator is appointed, each Party is required immediately to disclose to the other Party all documents in its control pertaining to any of the disputes, controversies or claims contained in the notice demanding arbitration or as directed by the Arbitrator. Each Party to the arbitration shall have the right to promptly obtain written interrogatories from, and depositions of, any persons possessing knowledge or cognizance of the facts relevant to the disputes, controversies or claims contained in the notice demanding arbitration or as directed by the Arbitrator.

                  (f)      Each Party shall be responsible for the fees and costs of the Arbitrator and any costs and expenses of the other Party in connection with any arbitration hereunder in the same proportion as (x) the aggregate dollar amount of items submitted to the Arbitrator that are unsuccessfully disputed by such Party (as finally determined by the Arbitrator) bears to (y) the aggregate dollar amount of disputed items so submitted.

          9.     Expenses. All expenses incurred in connection with this Agreement (including the fees and disbursements of legal, actuarial, accounting and other advisors incurred on or before the Effective Date) shall be paid by the Party incurring such expenses.

          10.   Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both of the Parties, or in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          11.   Notices. Any notices given pursuant to this Agreement shall be in writing and shall be sent, postage pre-paid by registered or certified mail or by overnight courier or by confirmed facsimile transmission, such facsimile transmission to be accompanied by the mailing, postage pre-paid by registered or certified mail or overnight courier, of a hard copy of any such facsimile transmission to the other Party at the address or facsimile number set forth below.

To XLFA:

XL Financial Assurance Ltd.
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM 11
Bermuda
Attention: Michael Rego
Fax: 441-296-4351
Tel: 441-279-7483

To RAM Re:

RAM Re House
46 Reid Street
Hamilton, HM 12, Bermuda
Attention: Vern Endo
Fax: 441-296-6509
Tel: 441-298-2113

          12.   Further Assurances. The Parties agree to do or cause to be done such further acts and things and deliver or cause to be delivered to the other Parties such additional assignments, agreements, powers and instruments as such Parties may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the other Party the rights, powers and remedies of each hereunder.

          13.   Successors and Assigns. The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon XLFA and RAM Re and their respective successors and permitted assigns and is not intended to confer any rights or benefits upon persons or entities other than the foregoing entities.

          14.   Governing Law and Jurisdiction. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Islands of Bermuda.

          15.   Severability of Provisions. If it is found in a final judgment by the Arbitrator or a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

          16.   Entire Agreement; Superseding Definitive Agreement. This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and undertakings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of RAM Re and XLFA.

          17.   Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

          18.   Investigation. The Parties acknowledge that they have entered into this Agreement in reliance upon their own independent investigation and analysis and not on the basis of any representation or warranty by the other Parties hereto other than those representations and warranties set forth in this Agreement.

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          IN WITNESS WHEREOF the Parties, by their respective duly authorized officers, have executed this Agreement as of the date set forth above.

XL FINANCIAL ASSURANCE LTD.

By:	/s/ Michael Rego
Name: Michael Rego
Title: Chief Operating Officer

RAM REINSURANCE COMPANY LTD.

By:	/s/ Vernon M. Endo
Name: Vernon M. Endo
Title: President and Chief Executive Officer

Schedule A

Wire Transfer Instructions